JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated January 2, 2024

2yr RTY/SPX/NDX Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying indices:	Russell 2000® Index (Bloomberg ticker: RTY Index) (the “RTY Index”), S&P 500® Index (Bloomberg ticker: SPX Index) (the “SPX Index”) and Nasdaq-100 Index® (Bloomberg ticker: NDX Index) (the “NDX Index”) (each an “underlying index”)
Early redemption:

If, on any of the determination dates (other than the final determination date) the closing level of each underlying index is greater than or equal to its initial index value, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing level of any underlying index is below its initial index value on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•        If, on any determination date, the closing level of each underlying index is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment of at least $21.75 (at least 2.175% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

•        If, on any determination date, the closing level of any underlying index is less than its downside threshold level, no contingent quarterly payment will be payable with respect to that determination date. It is possible that one or more of the underlying indices will be below their respective downside threshold levels on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the final index value of each underlying index is greater than or equal to its downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
	• If the final index value of any underlying index is less than its downside threshold level:	(i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index. This cash payment will be less than 75% of the stated principal amount of the securities and could be zero.
Downside threshold level:	With respect to each underlying index, 75% of its initial index value
Initial index value:	With respect to each underlying index, the closing level on the pricing date
Final index value:	With respect to each underlying index, the closing level on the final determination date
Worst performing underlying index:	The underlying index with the worst index performance factor
Index performance factor:	With respect to each underlying index, the final index value divided by the initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be January 5, 2024
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	April 5, 2024, July 5, 2024, October 7, 2024, January 6, 2025, April 7, 2025, July 7, 2025, October 6, 2025 and January 5, 2026
Contingent payment dates†:	April 10, 2024, July 10, 2024, October 10, 2024, January 9, 2025, April 10, 2025, July 10, 2025, October 9, 2025 and the maturity date
Maturity date†:	January 8, 2026
CUSIP / ISIN:	48134TJB1/ US48134TJB17
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/19617 /000121390024000117/ea167767_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $940.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity
Change in Worst Performing Underlying Index	Payment at Maturity (excluding the quarterly coupon payable at maturity)
50.00%	$1,000.00
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
5.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-25.01%	$749.90
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

JPMorgan Chase Financial Company LLC

2yr RTY/SPX/NDX Contingent Income Auto-Callable Securities

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.
▪	You will not receive any contingent quarterly payment for any quarterly period if the closing level of any underlying index on the relevant determination date is less than its downside threshold level.
▪	The contingent quarterly payment is based solely on the closing levels of the underlying indices on the specified determination dates.
▪	You are exposed to the price risk of all three underlying indices, with respect to all the contingent quarterly payments, if any, and the payment at maturity, if any.
▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlying index.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Investors will not participate in any appreciation of any underlying index.
▪	Early redemption risk.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.
▪	Investing in the securities is not equivalent to investing in any underlying index.
▪	Adjustments to any underlying index could adversely affect the value of the securities.
▪	An investment in the securities is subject to risks associated with small capitalization stocks with respect to the RTY Index.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies with respect to the NDX Index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.